Exhibit 99.1

Mr. Cooper Group Reports Third Quarter 2020 Financial Results

  Reported $214 million net income or $2.18 per diluted share
  Generated strong pretax operating income of $348 million, equivalent to a ROTCE of 50.9%, offset by a mark-to-market loss of $29 million
  Tangible book value per share increased to $23.95 from $21.42 in the prior quarter
  Originations segment generated record pretax income of $438 million on record funded volume of $15.6 billion
  Xome reported pretax income of $15 million and pretax operating income of $18 million
  As of October 25th, 2020, 6.1% of customers on forbearance, down from peak of 7.2%
  Repurchased 1.2 million shares of common stock for $23.3 million
  Redeemed $950 million of senior notes with $100 million in cash and issued new debt of $850 million at 5.5%
  Expanded total committed advance financing capacity to $2.0 billion, of which $1.5 billion was unused as of 3Q’20
  Quarter-end unrestricted cash of $946 million

DALLAS--(BUSINESS WIRE)--October 29, 2020--Mr. Cooper Group Inc. (NASDAQ: COOP) (the “Company”), which principally operates under the Mr. Cooper® and Xome® brands, reported a third quarter net income of $214 million or $2.18 per diluted share. Net income included $53 million in debt refinancing costs related to senior note refinanced in the quarter and a negative $29 million in mark-to-market. Excluding the mark-to-market and other items, the Company reported pretax operating income of $348 million. Items excluded from operating income were negative $29 million in mark-to-market, net of the add back of $25 million in fair value amortization that is included in the full mark-to-market, $53 million in debt breakage, $1 million in severance charges related to corporate actions, and $9 million of intangible amortization.

Chairman and CEO Jay Bray commented, “The strong earnings this quarter, including record origination fundings and a 51% operating ROTCE, are the result of our key strengths - great people, technology development as a core competency, and a business model that balances servicing and originations.”

Chris Marshall, Vice Chairman and CFO added, “We continued to strengthen the company’s balance sheet during the quarter, redeeming $100 million in senior notes, refinancing $850 million at a coupon of 5.5%, and extending our liquidity runway to almost 6 years. At the same time, we bolstered our advance funding capacity with a $900 million committed facility for Ginnie Mae MSRs and advances.”

Servicing

The Servicing segment is focused on providing a best-in-class home loan experience for our 3.4 million customers while simultaneously strengthening asset performance for investors. In the third quarter, Servicing recorded pretax loss of $32 million, reflecting a negative $29 million in mark-to-market. The total servicing portfolio ended the quarter at $588 billion UPB. Servicing earned pretax operating loss, excluding the full mark, of $2 million, equivalent to a servicing margin of negative 0.1 bps. At quarter end, the carrying value of the MSR was $2,669 million, of which $2,663 million was at fair value equivalent to 100 bps of MSR UPB and original cost basis of 86 bps.

	Quarter Ended
($ in millions)	Q2'20		Q3'20
	$	BPS	$	BPS
Operational revenue	$294	19.2	$273	18.5
Amortization, net of accretion	(102)	(6.6)	(112)	(7.6)
Mark-to-market	(261)	(17.1)	(29)	(2.0)
Total revenues	(69)	(4.5)	132	8.9
Total expenses	(122)	(8.0)	(99)	(6.7)
Total other expenses, net	(60)	(3.9)	(65)	(4.4)
Loss before taxes	(251)	(16.4)	(32)	(2.2)
Mark-to-market	261	17.1	29	2.0
Accounting items	—	—	1	0.1
Pretax operating income (loss) excluding mark-to-market and accounting items	$10	0.7	$(2)	(0.1)

	Quarter Ended
	Q2'20		Q3'20
Ending UPB ($B)	$596		$588
Average UPB ($B)	$612		$591
60+ day delinquency rate at period end	4.7%		5.9%
Annualized CPR	26.0%		30.1%
Modifications and workouts	6,582		23,725

Originations

The Originations segment focuses on creating servicing assets at attractive margins by acquiring loans through the correspondent channel and principally refinancing existing loans in the direct-to-consumer channel. Originations earned pretax income of $438 million.

Mr. Cooper funded 58,140 loans in the third quarter, totaling approximately $15.6 billion UPB, which was comprised of $9.1 billion in direct-to-consumer and $6.5 billion in correspondent. Funded volume increased 45% quarter-over-quarter.

	Quarter Ended
($ in millions)	Q2'20	Q3'20

Income before taxes	$433	$438
Accounting items	1	—
Pretax operating income excluding accounting items	$434	$438
	Quarter Ended
($ in millions)	Q2'20	Q3'20
Total pull through adjusted volume	$12,394	$19,794
Funded volume	$10,729	$15,598
Refinance recapture percentage	31%	31%
Recapture percentage	26%	25%
Purchase volume as a percentage of funded volume	10%	16%

Xome

Xome provides real estate solutions including property disposition, asset management, title, close, valuation, and field services for Mr. Cooper and third-party clients. The Xome segment recorded pretax income of $15 million and pretax operating income of $18 million in the third quarter, which excluded intangible amortization.

	Quarter Ended
($ in millions)	Q2'20	Q3'20
Income before taxes	$12	$15
Intangible amortization	1	3
Pretax operating income excluding intangible amortization	$13	$18
	Quarter Ended
($ in millions)	Q2'20	Q3'20
Exchange property sold	1,191	860
Average Exchange property listings	17,438	15,067
Services orders completed	423,974	422,935
Percentage of revenue earned from third-party customers	53%	50%

Conference Call Webcast and Investor Presentation

The Company will host a conference call on October 29, 2020 at 9:00 A.M. Eastern Time. The conference call may be accessed by dialing 855-874-2685, or 720-634-2923 internationally. Please use the participant passcode 1498733 to access the conference call. A simultaneous audio webcast of the conference call will be available in the Investor section of www.mrcoopergroup.com. A replay will also be available approximately two hours after the conclusion of the conference call by dialing 855-859-2056, or 404-537-3406 internationally. Please use the passcode 1498733 to access the replay. The replay will be accessible through November 13, 2020 at 11:59 P.M. Eastern Time.

Non-GAAP Financial Measures

The Company utilizes non-GAAP financial measures as the measures provide additional information to assist investors in understanding and assessing the Company’s and our business segments’ ongoing performance and financial results, as well as assessing our prospects for future performance. The adjusted operating financial measures facilitate a meaningful analysis and allow more accurate comparisons of our ongoing business operations because they exclude items that may not be indicative of or are unrelated to the Company’s and our business segments’ core operating performance, and are better measures for assessing trends in our underlying businesses. These notable items are consistent with how management views our businesses. Management uses these non-GAAP financial measures in making financial, operational and planning decisions and evaluating the Company’s and our business segment’s ongoing performance. Pretax operating income (loss) in the servicing segment eliminates the effects of mark-to-market adjustments which primarily reflects unrealized gains or losses based on the changes in fair value measurements of MSRs and their related financing liabilities for which a fair value accounting election was made. These adjustments, which can be highly volatile and material due to changes in credit markets, are not necessarily reflective of the gains and losses that will ultimately be realized by the Company. Pretax operating income (loss) in each segment also eliminates, as applicable, transition and integration costs, gains (losses) on sales of fixed assets, certain settlement costs that are not considered normal operational matters, intangible amortization, and other adjustments based on the facts and circumstances that would provide investors a supplemental means for evaluating the Company’s core operating performance.

Forward Looking Statements

Any statements in this release that are not historical or current facts are forward looking statements. Forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including the severity and duration of the COVID-19 pandemic; the pandemic’s impact on the U.S. and global economies; federal, state, and local governmental responses to the pandemic; borrower forbearance rates and availability of financing. Results for any specified quarter are not necessarily indicative of the results that may be expected for the full year or any future period. Certain of these risks and uncertainties are described in the “Risk Factors” section of Mr. Cooper Group’s most recent annual reports and other required documents as filed with the SEC which are available at the SEC’s website at http://www.sec.gov. Mr. Cooper undertakes no obligation to publicly update or revise any forward-looking statement or any other financial information contained herein, and the statements made in this press release are current as of the date of this release only.

Financial Tables

MR. COOPER GROUP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(millions of dollars, except for earnings per share data)

	Three Months Ended June 30, 2020	Three Months Ended September 30, 2020
Revenues:
Service related, net, excluding mark-to-market	$273	$256
Mark-to-market	(261)	(29)
Net gain on mortgage loans held for sale	618	645
Total revenues	630	872
Total expenses:	419	431
Other expense, net:
Interest income	76	56
Interest expense	(177)	(165)
Other expense, net	—	(51)
Total other expense, net	(101)	(160)
Income before income tax expense	110	281
Income tax expense	37	67
Net income	73	214
Net income attributable to non-controlling interest	—	5
Net income attributable to Mr. Cooper Group	73	209
Undistributed earnings attributable to participating stockholders	1	2
Net income attributable to common stockholders	$72	$207

Net income per share attributable to common stockholders:
Basic	$0.78	$2.26
Diluted	$0.77	$2.18
Weighted average shares of common stock outstanding (in millions):
Basic	92.0	91.7
Diluted	93.0	95.1

MR. COOPER GROUP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(millions of dollars)

	June 30, 2020	September 30, 2020
Assets
Cash and cash equivalents	$1,041	$946
Restricted cash	260	229
Mortgage servicing rights	2,763	2,669
Advances and other receivables, net	668	745
Reverse mortgage interests, net	5,709	5,460
Mortgage loans held for sale at fair value	3,179	3,817
Property and equipment, net	115	114
Deferred tax assets, net	1,391	1,344
Other assets	2,174	6,431
Total assets	$17,300	$21,755

Liabilities and Stockholders' Equity
Unsecured senior notes, net	$2,261	$2,167
Advance and warehouse facilities, net	4,506	4,851
Payables and other liabilities	2,460	6,590
MSR related liabilities - nonrecourse at fair value	1,173	1,091
Mortgage servicing liabilities	48	44
Other nonrecourse debt, net	4,707	4,671
Total liabilities	15,155	19,414
Total stockholders' equity	2,145	2,341
Total liabilities and stockholders' equity	$17,300	$21,755

UNAUDITED SEGMENT STATEMENT OF
OPERATIONS & EARNINGS RECONCILIATION
(millions of dollars, except for earnings per share data)

	Three Months Ended June 30, 2020
	Servicing	Originations	Xome	Corporate/ Other	Consolidated

Service related, net	$(114)	$21	$106	$(1)	$12
Net gain on mortgage loans held for sale	45	573	—	—	618
Total revenues	(69)	594	106	(1)	630
Total expenses	122	167	95	35	419
Other (expense) income, net:
Interest income	57	19	—	—	76
Interest expense	(117)	(13)	—	(47)	(177)
Other income (expense), net	—	—	1	(1)	—
Total other (expense) income, net	(60)	6	1	(48)	(101)
Pretax (loss) income	$(251)	$433	$12	$(84)	$110
Income tax expense					37
Net income					73
Net income attributable to noncontrolling interests					—
Net income attributable to common stockholders of Mr. Cooper Group					73
Undistributed earnings attributable to participating stockholders					1
Net income attributable to common stockholders					$72
Net income per share
Basic					$0.78
Diluted					$0.77

Non-GAAP Reconciliation:
Pretax (loss) income	$(251)	$433	$12	$(84)	$110
Mark-to-market	261	—	—	—	261
Accounting items / other	—	1	—	—	1
Intangible amortization	—	—	1	6	7
Pretax income (loss), net of notable items	10	434	13	(78)	379
Fair value amortization (1)	(29)	—	—	—	(29)
Pretax operating (loss) income	$(19)	$434	$13	$(78)	$350
Income tax expense					(85)
Operating income					$265
ROTCE					55.0%
(1) Amount represents additional amortization required under the fair value amortization method over the cost amortization method.

UNAUDITED SEGMENT STATEMENT OF
OPERATIONS & EARNINGS RECONCILIATION
(millions of dollars, except for earnings per share data)

	Three Months Ended September 30, 2020
	Servicing	Originations	Xome	Corporate/ Other	Consolidated

Service related, net	$92	$27	$108	$—	$227
Net gain on mortgage loans held for sale	40	605	—	—	645
Total revenues	132	632	108	—	872
Total expenses	99	195	94	43	431
Other (expense) income, net:
Interest income	40	16	—	—	56
Interest expense	(105)	(15)	—	(45)	(165)
Other income (expense), net	—	—	1	(52)	(51)
Total other (expense) income, net	(65)	1	1	(97)	(160)
Pretax (loss) income	$(32)	$438	$15	$(140)	$281
Income tax expense					67
Net income					214
Net income attributable to noncontrolling interests					5
Net income attributable to common stockholders of Mr. Cooper Group					209
Undistributed earnings attributable to participating stockholders					2
Net income attributable to common stockholders					$207
Net income per share
Basic					$2.26
Diluted					$2.18

Non-GAAP Reconciliation:
Pretax (loss) income	$(32)	$438	$15	$(140)	$281
Mark-to-market	29	—	—	—	29
Accounting items / other	1	—	—	53	54
Intangible amortization	—	—	3	6	9
Pretax (loss) income, net of notable items	(2)	438	18	(81)	373
Fair value amortization (1)	(25)	—	—	—	(25)
Pretax operating (loss) income	$(27)	$438	$18	$(81)	$348
Income tax expense					(84)
Operating income					$264
ROTCE					50.9%
(1) Amount represents additional amortization required under the fair value amortization method over the cost amortization method.

Contacts

Investor Contact:
Kenneth Posner, SVP Strategic Planning and Investor Relations
(469) 426-3633
Shareholders@mrcooper.com

Media Contact:
Christen Reyenga, VP Corporate Communications
MediaRelations@mrcooper.com